Exhibit 99.1
Cannae Holdings, Inc. Announces Third Quarter 2022 Financial Results

~ Quarterly results call scheduled for 5:00pm ET ~

Las Vegas, November 9, 2022 -- Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) has released its third quarter 2022 financial results by posting them to its website. Please visit the Cannae investor relations website at www.cannaeholdings.com to view the third quarter 2022 financial results, which are included in its Letter to Shareholders.

Conference Call

As previously announced, Cannae will host a conference call, today, November 9, 2022 at 5:00pm (Eastern Time), to discuss its third quarter 2022 results. The conference call can be accessed by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international) and asking for the Cannae Holdings Third Quarter 2022 Financial Results Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10172026. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 16, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at www.cannaeholdings.com. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 79 Million shares or 18% interest. Cannae’s second principal holding is Ceridian (NYSE: CDAY), in which Cannae owns 6 Million shares representing a 4% interest. Cannae holds 59 Million shares, or 8% of Paysafe (NYSE: PSFE), as well as 4.1 Million Paysafe warrants and LLC units. Cannae also holds 52.5 Million shares, or 10%, of Alight, Inc. (NYSE: ALIT), and 27 Million shares, or 24%, of System1, Inc. (NYSE: SST). Cannae’s other principal holdings include Sightline Payments, of which Cannae owns 32%.

Contacts

Jamie Lillis, Managing Director, Solebury Strategic Communications, 203-428-3223, jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.